Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

On April 2, 2023, Extra Space Storage Inc., a Maryland corporation (“EXR Parent”), Extra Space Storage LP, a Delaware limited partnership (“EXR OP”), Eros Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Extra Space (“EXR Merger Sub”), Eros OP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of EXR OP (“EXR OP Merger Sub” and, together with Extra Space, EXR OP and EXR Merger Sub, the “Extra Space Parties”), Life Storage, Inc., a Maryland corporation (“LSI”), and Life Storage LP, a Delaware limited partnership (“LSI OP”) entered into a Merger Agreement, as amended on May 18, 2023 (the “Merger Agreement”), pursuant to which, (a) EXR Merger Sub merged with and into Life Storage (the “Company Merger”), with LSI surviving the Company Merger and becoming a wholly owned subsidiary of EXR Parent (the “Surviving Entity”), (b) immediately after the effective time of the Company Merger (the “Company Merger Effective Time”), (i) the Surviving Entity was converted into a Maryland limited liability company and (ii) Life Storage Holdings, Inc., a Delaware corporation and the general partner of Life Storage OP (“LSI OP GP”), was converted into a Delaware limited liability company (such conversions, collectively, the “LLC Conversions”), (c) immediately after the LLC Conversions, EXR Parent contributed to EXR OP all of the outstanding equity interests of the Surviving Entity in exchange for the issuance by EXR OP to EXR Parent or its applicable subsidiaries of a number of newly issued partnership units in EXR OP equal to the number of shares of EXR Parent common stock (as defined below) issued in the Company Merger and (d) thereafter, EXR OP Merger Sub merged with and into LSI OP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with Life Storage OP surviving the Partnership Merger and becoming a wholly owned indirect subsidiary of EXR OP.

Pursuant to the terms of the Merger Agreement, on July 20, 2023, at the Company Merger Effective Time, each share of common stock, par value $0.01 per share, of Life Storage (“LSI common stock”) issued and outstanding as of immediately prior to the Company Merger Effective Time (other than shares of Life Storage Common Stock owned by any of the Life Storage Parties, the Extra Space Parties or any of their respective wholly owned subsidiaries, which were canceled) was automatically converted into the right to receive 0.895 (the “Exchange Ratio”) of a validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of EXR Parent (“EXR Parent common stock”) (the “Merger Consideration”), together with cash in lieu of fractional shares, without interest, but subject to any withholding required under applicable law, upon the terms and subject to the conditions set forth in the Merger Agreement.

Upon the consummation of the Mergers, former LSI stockholders owned approximately 35% and pre-closing EXR Parent stockholders owned approximately 65% of the issued and outstanding combined company common stock.

Pro Forma Information

The following Unaudited Pro Forma Condensed Combined Financial Statements combine the historical consolidated financial statements of EXR Parent and LSI, including a Pro Forma Balance Sheet and Pro Forma Statements of Income, which we refer to as the “Pro Forma Financial Statements.”

The accompanying Pro Forma Balance Sheet as of June 30, 2023 has been prepared as if the Mergers had occurred as of June 30, 2023. The accompanying Pro Forma Statements of Income for the six months ended June 30, 2023 and the year ended December 31, 2022 have been prepared as if the Mergers had occurred as of January 1, 2022, the beginning of the earliest period presented.

During the period from January 1, 2022, to June 30, 2023, EXR Parent and LSI acquired and disposed of various real estate assets. None of the assets acquired and disposed of by the respective companies during this period, individually or in the aggregate, or acquisitions and dispositions considered probable of closing as of the date of this Prospectus, exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following Pro Forma Statements of Income for the six months ended June 30, 2023 and the year ended December 31, 2022 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2022.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Pro Forma Financial Statements, which are referred to in this section as the accompanying notes.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The Pro Forma Financial Statements have been prepared based upon the preliminary conclusion that the Mergers are accounted for as an asset acquisition under ASC 805-50 as substantially all of the fair value of the gross assets acquired was concentrated in a group of similar identifiable assets, and therefore, the Mergers were not considered a business combination. Under the asset acquisition method of accounting, the assets of LSI as of the effective date of the Mergers were measured by EXR Parent following a cost accumulation and allocation model under which the cost of the acquisition was allocated on a relative fair value basis to the net assets acquired. The process of valuing the net assets of Life Storage, as well as evaluating accounting policies for conformity, is preliminary in nature and subject to change. The assignment of fair values to LSI’s assets and liabilities have not been finalized, are subject to change and could vary materially from the Pro Forma Financial Statements.

The Pro Forma Financial Statements have been prepared in accordance with the rules and regulations of the SEC. All significant adjustments that can be factually supported, are directly attributable to the Mergers and are expected to have a continuing impact within the SEC regulations covering the preparation of the Pro Forma Financial Statements, have been made. The Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor are they necessarily indicative of future operating results or financial position. We anticipate significant corporate general and administrative as well as property operating cost savings as a result of the Mergers, but there can be no assurance that we will be successful in achieving these anticipated cost savings. Therefore, the Pro Forma Financial Statements included herein do not give effect to any synergies, potential cost reductions or other operating efficiencies that we expect to result from the Mergers based on management’s actions, plans or intent after the Mergers.

You are urged to read the Pro Forma Financial Statements below together with EXR Parent’s and LSI’s publicly available historical consolidated financial statements and accompanying notes.

Merger Consideration

For purposes of the Pro Forma Financial Statements, EXR Parent estimates that the Mergers were completed for $14.9 billion through the issuance of equity based on the value of EXR Parent common stock and EXR OP common units issued of $11.6 billion, the assumption and/or repayment of debt of $3.1 billion and transaction costs. The aggregate equity consideration consists of shares of EXR Parent common stock and EXR OP common units issued in exchange for shares of LSI common stock and Life Storage OP common units and is calculated as follows (in thousands, except per share amounts):

Number of shares of EXR Parent common stock and EXR OP common units to be issued upon conversion of shares of LSI common stock and Life Storage OP common units at June 30, 2023(1)	77,892
Multiplied by price of Extra Space common stock on July 19, 2023	$148.96
Estimated fair value of shares of Extra Space common stock and EXR OP common units to be issued	11,602,792
Estimated transaction costs(2)	161,400
Estimated aggregate consideration	$11,764,192

(1)	LSI stockholders and Life Storage OP unitholders received 0.895 of a newly issued share of EXR Parent common stock or 0.895 of a new EXR OP common unit, respectively, for each share of LSI common stock or Life Storage OP common unit, respectively, that they owned as of immediately prior to consummation of the Mergers. Shares related to the acceleration of unvested LSI equity awards under LSI’s equity incentive plans that become fully vested at closing are included in the estimated shares to be issued.
(2)	For purposes of the Pro Forma Financial Statements, estimated transaction costs for the Mergers were included in the estimated aggregate consideration. These estimated transaction costs are expected to be approximately $161 million and include the direct costs incurred in acquiring the real estate assets. These costs will be capitalized by Extra Space.

EXTRA SPACE STORAGE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
June 30, 2023
(In thousands)

	Historical (A)		Transaction Accounting Adjustments		Pro Forma Combined
	Extra Space Storage	Life Storage
Assets:
Real estate assets, net	$10,017,351	$6,961,274	$7,761,949	(B)	$24,740,574
Real estate assets - operating lease right-of-use assets	220,090	16,730	4,083	(C)	240,903
Investments in unconsolidated real estate entities	747,775	289,808	57,433	(D)	1,095,016
Investments in debt securities and notes receivable	891,190	—	—		891,190
Cash and cash equivalents	50,644	60,006	—		110,650
Other assets, net	438,403	66,722	114,413	(E)	619,538
Total assets	$12,365,453	$7,394,540	$7,937,878		$27,697,871
Liabilities, Noncontrolling Interests and Equity:
Debt	$7,217,488	$2,785,823	$360,866	(F)	$10,364,177
Revolving lines of credit	275,250	654,000	(654,000)	(F)	275,250
Operating lease liabilities	228,343	16,126	—		244,469
Cash distributions in unconsolidated real estate ventures	69,183	—	—		69,183
Accounts payable and accrued expenses	212,416	121,681	—		334,097
Other liabilities	327,366	35,256	—		362,622
Total liabilities	8,330,046	3,612,886	(293,134)		11,649,798
Commitments and contingencies
Noncontrolling Interests and Equity:
Stockholders' equity:
Common stock	1,351	851	(72)	(G)	2,130
Additional paid-in capital	3,383,303	3,886,640	7,876,773	(G)	15,146,716
Accumulated other comprehensive income (loss)	47,065	(2,749)	2,749	(G)	47,065
Accumulated deficit	(175,941)	(351,562)	351,562	(G)	(175,941)
Total stockholders' equity	3,255,778	3,533,180	8,231,012		15,019,970
Noncontrolling interests	779,629	248,474	—		1,028,103
Total noncontrolling interests and equity	4,035,407	3,781,654	8,231,012		16,048,073
Total liabilities, noncontrolling interests and equity	$12,365,453	$7,394,540	$7,937,878		$27,697,871

EXTRA SPACE STORAGE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the six months ended June 30, 2023
(In thousands, except share and per share data)

	Historical (A)		Transaction Accounting Adjustments		Pro Forma Combined
	Extra Space Storage	Life Storage
Revenues:
Property rental	$874,709	$483,507	$—		$1,358,216
Tenant reinsurance	96,137	41,505	—		137,642
Management fees and other income	43,590	26,176	—		69,766
Total revenues	1,014,436	551,188	—		1,565,624
Expenses:
Property operations	231,803	147,435	—	(H)	379,238
Tenant reinsurance	18,571	17,910	—	(H)	36,481
General and administrative	69,605	60,432	—	(H)	130,037
Depreciation and amortization	157,576	94,926	135,998	(I)	388,500
Total expenses	477,555	320,703	135,998		934,256
Gain on sale of non-real estate assets	—	1,014	—		1,014
Income from operations	536,881	231,499	(135,998)		632,382
Interest expense	(166,471)	(67,626)	(21,204)	(J)	(255,301)
Interest income	40,515	22	—		40,537
Income before equity in earnings and dividend income from unconsolidated real estate entities and income tax expense	410,925	163,895	(157,202)		417,618
Equity in earnings and dividend income from unconsolidated real estate entities	23,559	3,788	(270)	(K)	27,077
Income tax expense	(10,294)	(2,232)	—		(12,526)
Net income	424,190	165,451	(157,472)		432,169
Net income allocated to noncontrolling interests	(25,476)	(3,070)	2,922	(L)	(25,624)
Net income attributable to common stockholders	$398,714	$162,381	$(154,550)		$406,545
Earnings per common share
Basic	$2.96	$1.91			$1.93
Diluted	$2.95	$1.90			$1.92
Weighted average number of shares
Basic	134,672,672	84,956,896			210,890,337	(M)
Diluted	143,337,522	85,272,079			221,229,914	(M)

EXTRA SPACE STORAGE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the year ended December 31, 2022
(In thousands, except share and per share data)

	Historical (A)		Transaction Accounting Adjustments		Pro Forma Combined
	Extra Space Storage	Life Storage
Revenues:
Property rental	$1,654,735	$917,143	$—		$2,571,878
Tenant reinsurance	185,531	73,805	—		259,336
Management fees and other income	83,904	47,218	—		131,122
Total revenues	1,924,170	1,038,166	—		2,962,336
Expenses:
Property operations	435,342	279,470	—	(H)	714,812
Tenant reinsurance	33,560	29,280	—	(H)	62,840
Transaction related costs	1,548	—	—		1,548
General and administrative	129,251	75,050	—	(H)	204,301
Depreciation and amortization	288,316	192,902	268,945	(I)	750,163
Total expenses	888,017	576,702	268,945		1,733,664
Gain on real estate transactions	14,249	—	—		14,249
Gain on sale of non-real estate assets	—	7,385	—		7,385
Income from operations	1,050,402	468,849	(268,945)		1,250,306
Interest expense	(219,171)	(109,240)	(42,410)	(J)	(370,821)
Interest income	69,422	32	—		69,454
Income before equity in earnings and dividend income from unconsolidated real estate entities and income tax expense	900,653	359,641	(311,355)		948,939
Equity in earnings and dividend income from unconsolidated real estate entities	41,428	9,235	(1,079)	(K)	49,584
Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets	—	1,572	—		1,572
Income tax expense	(20,925)	(3,986)	—		(24,911)
Net income	921,156	366,462	(312,435)		975,183
Net income allocated to noncontrolling interests	(60,468)	(8,334)	7,105	(L)	(61,697)
Net income attributable to common stockholders	$860,688	$358,128	$(305,329)		$913,487
Earnings per common share					—
Basic	$6.41	$4.25			$4.34
Diluted	$6.41	$4.22			$4.33
Weighted average number of shares					—
Basic	134,050,815	84,322,043			210,268,480	(M)
Diluted	141,681,388	84,884,168			219,573,780	(M)

Notes to the Pro Forma Financial Statements

(1) Basis of Presentation

As described above, the preliminary conclusion is that the Mergers will be accounted for as an asset acquisition in accordance with GAAP. Under the asset acquisition method of accounting, the assets of LSI as of the effective date of the Mergers will be measured by EXR Parent following a cost accumulation and allocation model under which the cost of the acquisition is allocated on a relative fair value basis to the net assets acquired.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, assumes that the Mergers occurred on January 1, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 give pro forma effect to the Mergers as if completed on January 1, 2022.

(2) Preliminary Purchase Price Allocation

The following preliminary allocation of the purchase price of LSI is based on the preliminary estimate of the fair value of the tangible and intangible assets and liabilities of LSI at June 30, 2023. During the preparation of these unaudited pro forma condensed combined financial statements, EXR Parent did not become aware of any material differences between accounting policies of EXR Parent and LSI, except for certain reclassifications necessary to conform to EXR Parent’s financial presentation, and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between EXR Parent and LSI. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the mergers and will be completed after the mergers are consummated. As such, the final determination of the purchase price may be significantly different from the preliminary estimates used in the Pro Forma Financial Statements.

The estimated purchase price of LSI of $11.8 billion (as calculated in the manner described above) is allocated to the tangible and intangible assets acquired and assumed liabilities based on the following preliminary basis at June 30, 2023 (dollar amounts in thousands):

Investments in real estate properties, net	$14,723,223
Investments in real estate – right of use assets	20,813
Investments in and advancements to unconsolidated entities	347,241
Cash and other assets, including intangible assets	241,141
Debt	(3,146,689)
Accounts payable, accrued expenses and other liabilities, including lease intangible liabilities	(173,063)
Noncontrolling interests	(248,474)
Total estimated purchase price, including transaction costs	$11,764,192

(3) Historical Financial Statements

(A)    In order to conform to the current EXR Parent presentation, we condensed and reclassified certain amounts presented in the historical financial statements of LSI, as follows:

Balance Sheet

•Real estate assets, net, as presented includes LSI’s historical balance of Investment in storage facilities, net. It has been further adjusted to include in-place customer leases, which has been historically classified within Other assets, net in LSI's historical balance sheets. This change is as follows (in thousands):

June 30, 2023
Investment in storage facilities, net (historical)	$6,960,469
Add: in-place customer leases	805
Real estate assets, net as presented	$6,961,274

• LSI’s historical balance of Other assets, net has been adjusted to exclude in-place customer leases, as mentioned above, as well as to exclude lease right of use assets, which have been reported separately on the pro forma financials in line with EXR Parent’s presentation. The balance has also been adjusted to include some historically separately presented items, including Accounts receivable, Receivable from unconsolidated joint ventures, Prepaid expenses, and Trade name. These changes are as follows (in thousands):

June 30, 2023
Other assets, net (historical)	$29,949
Less: in-place customer leases	(805)
Less: Operating lease right of use assets, as presented	(16,730)
Add: Accounts receivable	23,897
Add: Receivable from unconsolidated joint ventures	1,479
Add: Prepaid expenses	12,432
Add: Trade name	16,500
Other assets, net as presented	$66,722

Statements of Operations

•LSI’s historical presentation of Property operations and maintenance expenses, presented as Property operations at EXR Parent, has been adjusted to include Real estate tax amounts which are presented separately on LSI’s historical financials, as follows (in thousands):

	For the Six Months Ended June 30, 2023	For the Year Ended December 31, 2022
Property operations and maintenance (historical)	$92,561	$179,760
Add: Real estate taxes	54,874	99,710
Property operations, as presented	$147,435	$279,470

•LSI’s historical financial statements do not present Income tax expense as a separate line item. Rather, these amounts have been historically grouped into General and administrative expenses and Gain on sale of non-real estate assets. As such, to comply with EXR Parent’s presentation of Income tax expenses, the applicable income tax amounts included in both of these expense categories have been allocated to Income tax expense, as follows (in thousands):

	For the Six Months Ended June 30, 2023	For the Year Ended December 31, 2022
General and administrative (historical)	$62,412	$77,201
Less: Income tax portion of G&A	(1,980)	(2,151)
General and administrative, as presented	$60,432	$75,050
Gain on sale of non-real estate assets (historical)	$762	$5,550
Add: Income tax portion of Gain on sale of non-real estate assets	252	1,835
Gain on sale of non-real estate assets, as presented	$1,014	$7,385
Income tax expense historically categorized as G&A	$1,980	$2,151
Income tax expense historically categorized as Gain on sale of non-real estate assets:	252	1,835
Income tax expense, as presented	$2,232	$3,986

(4) LSI Transaction Accounting Adjustments

Adjustments for Pro Forma Condensed Combined Balance Sheet

(B)     LSI’s real estate assets have been adjusted to their estimated fair value at June 30, 2023. We estimated the fair value of each property generally by applying a capitalization rate to the estimated net operating income and adding a portfolio premium to the property based on the relative fair value of the property in comparison to the total portfolio. We determined the capitalization rates that were appropriate by market, based on recent appraisals, transactions or other market data. The fair value of land is generally based on relevant market data, such as a comparison of the subject site to similar parcels that have recently been sold or are currently being offered on the market for sale. As part of the valuation, LSI’s historical accumulated depreciation balance has been eliminated. The remainder of the adjustment can be attributed to capitalized transaction costs expected to be incurred, all of which have been allocated to Real estate assets, net.

(C)     Adjustments to LSI’s historical balance of Real estate assets – operating lease right-of-use assets are as follows (in thousands):

Elimination of lease right-of-use assets	$(16,730)
Recognition of value of acquired lease right-of-use assets(1)	20,813
Total	$4,083

(1)	This adjustment includes the fair value of LSI’s lease right-of-use assets for ground and office space leases, in which LSI is the lessee, as well as the fair value measurement of all associated below-market ground leases as of June 30, 2023. We estimated the value of each lease by calculating the present value of the future minimum rental payments at June 30, 2023 using EXR Parent’s weighted average incremental borrowing rate of 6.4%. The weighted average remaining lease term for these leases was approximately nine years at June 30, 2023.

(D)     LSI’s Investments in unconsolidated real estate entities have been adjusted to their estimated fair value at June 30, 2023. The fair values for the investments were calculated using similar valuation methods as those used for consolidated real estate assets.

(E)     Adjustments to LSI’s historical balance of other assets are as follows (in thousands):

Elimination of trade name intangible asset	$(16,500)
Recognition of value of trade name intangible assets	50,772
Recognition of value of captive insurance intangible assets	59,234
Recognition of value of management contracts intangible assets	6,969
Recognition of value of assembled workforce intangible assets	13,938
Total	$114,413

 (F)    This adjustment reflects the fair value adjustment of the assumed debt balances of LSI as of June 30, 2023 as well as the pay down of certain LSI debt balances. The fair value of the assumed debt was updated based on readily available market data. This fair value adjustment also took into effect the elimination of associated debt issuance costs. The remaining debt was paid off by EXR drawing down on its credit facility.

(G)    Adjustments represent the elimination of historical LSI balances and the issuance of EXR Parent common stock and EXR OP common units in exchange for shares of LSI common stock and Life Storage OP common units, respectively, in the Mergers.

Adjustments for Pro Forma Condensed Combined Statements of Income

The pro forma adjustments to the Pro Forma Condensed Combined Statements of Income assume that a purchase price allocation done as of January 1, 2022 was equivalent to amounts assigned based on the estimated purchase price allocation done at June 30, 2023 and reflected in the Pro Forma Condensed Combined Balance Sheet.

(H)    We expect that the Mergers will create significant corporate general and administrative as well as property operating cost savings. There can be no assurance that we will be successful in achieving these anticipated cost savings. Therefore, the Pro Forma Financial Statements included herein do not give effect to any synergies, potential cost reductions or other operating efficiencies that we expect to result from the Mergers based on management’s plans or intent after the Mergers.

(I)    Depreciation and amortization expense is adjusted to remove $94.9 million and $192.9 million of LSI’s historical depreciation and amortization expense and recognize $230.9 million and $461.8 million of depreciation and amortization expense for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively. For purposes of this adjustment, we estimated the various components of the real estate acquired and used an estimated average useful life of 39 years for operating properties and an estimated weighted average remaining lease term associated with existing tenant relationships at June 30, 2023 that approximated 18 months.

(J)    We adjusted LSI’s interest expense based on the fair value of debt. The adjustment to interest expense includes the removal of LSI’s historical interest expense, including amortization of deferred financing costs and debt premiums and discounts, and calculation of interest expense based on the estimated fair value of acquired debt, net of amounts capitalized. The weighted average interest rate associated with the debt at fair value was 5.6% at June 30, 2023 (see note F).

(K)    We adjusted LSI’s investments in unconsolidated entities to fair value. As a result, we adjusted the equity in earnings that LSI recognized from these entities to reflect the impact the amortization of these fair value adjustments would have had on earnings from these unconsolidated entities.

(L)    An adjustment was made to reflect the Life Storage OP unitholders’ ownership percentage in all of the pro forma adjustments described above.

(5) Combined Pro Forma Adjustments

(M)    The unaudited pro forma adjustments to shares or units outstanding used in the calculation of basic earnings per share or unit attributable to common stockholders or unitholders and diluted earnings per share attributable to common stockholders or unitholders, after giving effect to the exchange ratios for the Mergers, were as follows (in thousands):

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Extra Space, Inc.
Extra Space weighted average common shares outstanding – Basic	134,672,672	134,050,815
Shares issued to LSI stockholders – pro forma basis(1)	76,217,665	76,217,665
Weighted average common shares outstanding – Basic	210,890,337	210,268,480
Extra Space weighted average common shares outstanding – Diluted	143,337,522	141,681,388
Shares issued to LSI stockholders – pro forma basis(1)	76,217,665	76,217,665
OP units issued to Life Storage OP unitholders – pro forma basis(1)	1,674,726	1,674,726
Weighted average common shares outstanding – Diluted	221,229,914	219,573,780

(1)	The pro forma weighted average shares or units outstanding assumes the issuance of shares of EXR Parent common stock and EXR OP common units in connection with the Mergers throughout all periods presented.